Exhibit (a)(5)

ViroPharma announces tender offer for its 2.00% Convertible Senior Notes Due 2017

Exton, PA, US—January 24, 2014—ViroPharma, Inc. today announced that, in connection with the completion of the acquisition of ViroPharma by Shire plc (LSE: SHP, NASDAQ: SHPG), it has commenced a tender offer (the “Convertible Notes Tender Offer”) to repurchase, at the option of each holder, any and all of its outstanding 2.00% Convertible Senior Notes Due 2017 (the “Convertible Notes”).  Earlier in the day on January 24, 2014, Shire completed the tender offer for all of the outstanding shares of common stock of ViroPharma, consummated the merger of ViroPharma into Venus Newco, Inc., a wholly owned subsidiary of Shire, and terminated trading of ViroPharma’s common stock on NASDAQ, and the directors of ViroPharma immediately prior to the effective time of the merger were replaced with the directors of Venus Newco, Inc., each of which constituted a Fundamental Change (as defined in the indenture governing the Convertible Notes (the “Indenture”)) triggering ViroPharma’s obligation to commence the Convertible Notes Tender Offer.

Pursuant to the terms of the Convertible Notes Tender Offer, each holder of the Convertible Notes has the right (the “Fundamental Change Repurchase Right”) to require ViroPharma to repurchase all of such holder’s Convertible Notes, or any portion thereof that is a multiple of $1,000 principal amount, on February 25, 2014 (the “Fundamental Change Repurchase Date”). The repurchase price (the “Fundamental Change Repurchase Price”) for Convertible Notes validly surrendered and not validly withdrawn will be 100% of the principal amount of the Convertible Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. Holders may surrender their Convertible Notes from January 24, 2014 until 5:00 p.m., New York City time, on February 24, 2014 (the “Fundamental Change Expiration Date”).  Tenders of the Convertible Notes must be made prior to the expiration of the Convertible Notes Tender Offer and may be withdrawn at any time prior to the expiration of the Convertible Notes Tender Offer through compliance with the proper withdrawal procedures outlined in the Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase to Holders Of 2.00% Convertible Senior Notes Due 2017 dated January 24, 2014 (the “Offer to Repurchase”).

To exercise the Fundamental Change Repurchase Right to have ViroPharma repurchase the Convertible Notes and receive payment of the Fundamental Change Repurchase Price, holders must validly surrender their Convertible Notes to the Paying Agent prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Wilmington Trust Company, the trustee under the Indenture (the “Trustee”), has informed ViroPharma that, as of January 24, 2014, all Convertible Notes are held through The Depository Trust Company (“DTC”) and that there are no certificated Convertible Notes in non-global form. Accordingly, all Convertible Notes surrendered for repurchase or conversion must be delivered through the Automated Tender Offer Program transmittal procedures of DTC.

In addition, ViroPharma has also announced that, pursuant to the Indenture, the Convertible Notes are convertible, at the option of the holder, at any time until March 10, 2014. The applicable Conversion Rate (as defined in the Indenture) for Convertible Notes converted prior to March 10, 2014 is 53.8224.  The right of holders to convert their Convertible Notes is separate from the Fundamental Change Repurchase Right.  Convertible Notes that a holder has surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may be converted only if such holder first validly withdraws such Convertible Notes from the Convertible Notes Tender Offer through compliance with the proper withdrawal procedures outlined in the Offer to Repurchase.

Holders should review the Offer to Repurchase carefully and consult with their own financial and tax advisors. None of ViroPharma, Shire or any of their respective affiliates, their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any holder as to whether or not to tender or refrain from tendering their Convertible Notes in the Convertible Notes Tender Offer, or to exercise their conversion rights (if at all).

The Paying Agent and Conversion Agent for the Convertible Notes Tender Offer is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Corporate Trust Office, Attention: Corporate Client Services (ViroPharma Incorporated). The Offer to Repurchase detailing the purchase option and the conversion rights is being sent by the Trustee on behalf of ViroPharma to DTC as sole record owner of the Convertible Notes.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE CONVERTIBLE NOTES. THE CONVERTIBLE NOTES TENDER OFFER IS BEING MADE ONLY PURSUANT TO A TENDER OFFER STATEMENT (INCLUDING THE OFFER TO REPURCHASE AND RELATED MATERIALS) THAT VIROPHARMA WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THEREAFTER DISTRIBUTE TO ITS NOTEHOLDERS. NOTEHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE TENDER OFFER STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE CONVERTIBLE NOTES TENDER OFFER. AFTER VIROPHARMA FILES THE TENDER OFFER STATEMENT WITH THE SEC, NOTEHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT VIROPHARMA FILES WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV OR BY CONTACTING VIROPHARMA AT +1 781 482 0999. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE CONVERTIBLE NOTES TENDER OFFER.

Forward-Looking Statements

Statements included in this announcement that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, ViroPharma’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks and uncertainties detailed from time to time in ViroPharma’s filings with the SEC, including its most recent Annual Report on Form 10-K.